EXHIBIT 21

                             LIST OF SUBSIDIARIES

The following are subsidiaries of the Company, the respective jurisdictions of their incorporation and names (if any) under which they do business. The Company owns all of the voting securities (including directors' qualifying shares owned beneficially by the Company) of each such subsidiary except the Company owns only approximately 50% of EDO (Canada) Limited.

The names of particular subsidiaries of the Company have been omitted. When considered in the aggregate as a single subsidiary, these omitted subsidiaries do not constitute a "significant subsidiary" as such term is defined in Rule 1-02(v) of Regulation S-X of the Securities Exchange Act of 1934, as amended.

                                         Jurisdiction        Name Under Which
                                              of                Subsidiary
     Name                                Incorporation       Does Business

EDO Western Corporation                  Utah              EDO Electro-Ceramics
Barnes Engineering Company               Delaware          EDO Barnes
EDO (Canada) Limited                     Canada
EDO Operations (Israel) Ltd.             Israel
EDO Foreign Sales Corporation            U.S. Virgin Islands
EDO Sports, Inc.                         Delaware
EDO Western International Corporation    Delaware
EDO International Corporation            Delaware
VT Technologies, Inc.                    Delaware
EDO Energy Corporation                   Delaware
EDO Automotive Natural Gas, Inc.         Delaware